UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Chevron Corporation

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Chevron Corporation

2012 Annual Meeting of Stockholders

Item 4 on the Proxy Card: Stockholder Proposal Regarding Exclusive Forum Provisions

This supplement to the discussion of the exclusive forum by-law contained on page 75 of Chevron’s 2012 Proxy Statement responds to questions asked by stockholders.

Your Board adopted a by-law provision designating federal or state courts in Delaware as the exclusive forum for adjudicating cases involving questions of Delaware law, unless the Company consents to another forum.

We urge you to vote AGAINST the stockholder proposal seeking to repeal Chevron’s exclusive forum by-law provision, which was put in place to safeguard stockholder value.

One of the main reasons your Board adopted this by-law was to prevent the erosion of stockholder value associated with litigating duplicative suits in multiple jurisdictions at the same time.

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Concurrently litigating multiple lawsuits based on the same facts in multiple jurisdictions wastes corporate assets and diminishes stockholder value. In the absence of the exclusive forum by-law provision, Chevron has no way to prevent or avoid duplicative lawsuits.

•	In adopting the by-law provision, the Board was acting to prevent economic harm to stockholders associated with defending duplicative litigation.

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Companies like Chevron increasingly face duplicative litigation simultaneously in multiple states and thus bear increased litigation costs and the risk of inconsistent rulings. At the moment, your Company is litigating two substantively identical legal cases in different courts. This is not a sensible use of corporate assets and only harms stockholder value. According to a recent study by professors at Ohio State and Notre Dame (Matthew Cain and Steven Davidoff, “A Great Game: The Dynamics of State Competition and Litigation”, SSRN, April 2012; “Takeover Litigation,” SSRN, February 2012), between 2005 and 2011 the number of merger and acquisition transactions subject to litigation in more than one jurisdiction skyrocketed almost 40 percent. In 2011, 47.4 percent of transactions were the subject of litigation in more than one jurisdiction. Last year, an average of 4.8 lawsuits were brought per transaction, with such cases frequently being brought in more than one court. Your Board regularly assesses external trends that could impact the Company and institutes safeguards to protect stockholder value, which is what the Board did here.

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This by-law focuses on Delaware law because Delaware is Chevron’s state of incorporation. Every type of lawsuit captured by the by-law and directed to Delaware courts necessarily involves issues of Delaware law.

Chevron has a history of best practice corporate governance. Stockholders should be confident that the Board has acted and will continue to act in their best interests.

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Chevron was among the first companies to adopt a majority vote standard for the election of directors, our directors are elected annually, we do not have a poison pill, our Chairman is elected by the independent members of the Board each year, we have a lead independent director on the Board and conduct executive sessions at every Board meeting, and we have a solid track record of responding to stockholder concerns. Chevron’s strong history of good corporate governance should engender confidence that the Board will exercise good judgment and good faith in the operation of the by-law provision.

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Your Board deliberately incorporated the flexibility to consent to another forum and has consented to other forums when there was no compelling stockholder value rationale to move the case to Delaware. Chevron will invoke this by-law responsibly when it is in our stockholders’ interests to do so.

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Chevron’s governance structure provides that stockholders can hold the Board accountable in the annual director elections or by recommending the repeal of the by-law provision if the Board misapplies or abuses the provision. Moreover, the Board has a fiduciary obligation in exercising the consent feature of the by-law provision and is accountable to stockholders in the exercise of that obligation.

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Chevron does not contend that exclusive venue by-law provisions are suitable in all cases or at all companies. Chevron has a proven record of responsiveness to stockholders and a history of best practice corporate governance. Chevron has also carefully drafted the by-law to ensure it is only used when it is in stockholders’ best economic interests. Chevron represents an instance where an exclusive forum by-law serves stockholder interests, protects stockholder value, and will be used responsibly in accordance with the fiduciary duties of the Board.

Your Board adopted this by-law to protect stockholder interests, not to diminish them, and recently amended the by-law to respond to stockholder concerns.

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In March 2012, the Board amended the by-law as a result of discussions with the proponents of the stockholder resolution. The Board amended the by-law to revise the treatment of federal claims and indispensable parties. The amendment allows claims to be brought in state or federal court in Delaware, rather than solely in the Delaware Court of Chancery. This allows federal claims with related Delaware state law claims to be brought in Delaware. The amendment also clarifies that the by-law provision is not applicable if the Delaware court does not have personal jurisdiction over a necessary defendant. The Board has been very careful about proceeding in a way that is respectful of stockholders and consistent with their economic interests.

Based on the rationale discussed above and on page 75 of our 2012 Proxy Statement, we urge you to vote AGAINST the stockholder proposal asking the Board to repeal Chevron’s exclusive forum by-law provision.